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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-40856) pertaining to the 1997 Non-Qualified Stock Option Plan and 2000 Stock Plan and the Registration Statement (Form S-8 No. 333-39106) pertaining to the Employee Stock Purchase Plan of First Horizon Pharmaceutical Corporation of our report dated March 1, 2002, with respect to the statement of tangible net liabilities sold of the Prenate Product Line of Sanofi-Synthelabo Inc. as of August 20, 2001, and the related statements of net sales and product contribution for the period January 1, 2001 through August 20, 2001 and the year ended December 31, 2000 included in the Current Report (Form 8-K/A) of First Horizon Pharmaceutical Corporation to be filed on March 5, 2002.


/s/ Ernst & Young LLP


March 1, 2002
New York, New York